EXHIBIT 99B.4
COMBINED BALANCE SHEETS                         U S WEST MEDIA GROUP
(UNAUDITED)                                        December 31,
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In millions                                    1997          1996
---------------------------------------   ------------  ------------

ASSETS
Current assets:
 Cash and cash equivalents                $      184    $      121
 Accounts and notes receivable                   589           508
 Deferred directory costs                        257           259
 Marketable securities                             -            58
 Other assets                                    298           193
                                          -----------   -----------
   Total current assets                        1,328         1,139
                                          -----------   -----------

Property, plant and equipment - net            4,348         4,275
Investment in Time Warner Entertainment        2,486         2,477
Net investment in international ventures         475         1,548
Net investment in assets held for sale           419           409
Intangible assets - net                       12,597        12,595
Other assets                                     961         1,618
                                          -----------   -----------
   Total assets                           $   22,614    $   24,061
                                          ===========   ===========
LIABILITIES AND EQUITY
Current liabilities:
 Short-term debt                          $      804    $      217
 Due to Continental shareholders                   -         1,150
 Accounts payable                                432           425
 Deferred revenue and customer deposits          152           129
 Other payables                                1,038           795
                                          -----------   -----------
   Total current liabilities                   2,426         2,716
                                          -----------   -----------
Long-term debt                                 8,228         8,636
Deferred income taxes                          3,262         3,600
Deferred credits and other                       393           346
Company-obligated mandatorily redeemable
 preferred securities of subsidiary
 trust holding solely Company-guaranteed
 debentures                                    1,080         1,080
Preferred stock subject to
 mandatory redemption                            100            51

Media Group equity                             7,171         7,723
Company LESOP guarantee                          (46)          (91)
                                          -----------   -----------
  Total equity                                 7,125         7,632
                                          -----------   -----------
   Total liabilities and equity           $   22,614    $   24,061
                                          ===========   ===========

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